FIRST AMENDMENT TO BINDING LETTER OF INTENT

THIS FIRST AMENDMENT TO BINDING LETTER OF INTENT (this "Amendment") is made by and between UA Granite Corporation, a Nevada corporation (the "Company"), and Vortex Network, LLC, an Iowa limited liability company ("Vortex"), effective as of March 30, 2018.
WHEREAS, the Company and Vortex (operating under the name "Vortex Blockchain, LLC") previously entered into that certain Binding Letter of Intent, dated as of March 7, 2018 (the "LOI"); and
WHEREAS, the Company and Vortex desire to amend the LOI to extend the effective term of the LOI for an additional period of ninety (90) days and make certain other changes, as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
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Integration.  The foregoing recitals are true and correct and are incorporated herein in their entirety.  This Amendment shall be deemed a part of, but shall take precedence over and supersede any provisions to the contrary contained in the LOI.

2.
Legal Name of Vortex.  The introductory paragraph in the LOI is hereby amended to replace "Vortex Blockchain, LLC, an Iowa limited liability company" with "Vortex Network, LLC, an Iowa limited liability company".

3.	Definitive Agreement. Paragraph 2 of the LOI is hereby amended and restated in its entirety to read as follows:
"2. The Company and Vortex agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-14 of this LOI within one hundred twenty (120) calendar days from the date of execution of this LOI (the "Definitive Agreement")."
4.	Licensed Names. Paragraph 14 of the LOI is hereby amended and restated in its entirety to read as follows:
"14. Vortex hereby grants to the Company a limited and non-exclusive license to use the names "Vortex Network", "Vortex Blockchain" and "Liberty Coin Farms".  Vortex further agrees to provide consents, as may be required by the Company to make filings for the use of any such name; provided, however, that in no event shall Vortex be precluded from continuing to use any names currently used by Vortex.  In the event the Closing does not occur, the Company agrees to immediately change its name to one unrelated to Vortex."
5.	Termination of LOI. Paragraph 22 of the LOI is hereby amended and restated in its entirety to read as follows:
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"22. This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by July 5, 2018 through no fault of the terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party.  Except for any monies advanced or loaned under this LOI, neither party shall be entitled to any compensation or damages on any ground whatsoever which may be due to or arising from any termination of this LOI."
6.
Effect of Amendment.  Except as specifically modified by this Amendment, all the terms and provisions set forth in the LOI which are not in conflict with the terms of this Amendment shall remain unchanged and in full force and effect.

7.
Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of State of Nevada, without regard to principles of conflict of laws that would cause the laws of any other jurisdiction to apply.

8.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the 30th day of March, 2018.

UA Granite Corporation

By:  /s/ Angel Luis Reynoso Vasquez
Name:  Angel Luis Reynoso Vasquez
Title:  President

Vortex Network, LLC

By:  /s/ Craig Bergman
Name:  Craig Bergman
Title:  Managing Member

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